Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMN Healthcare Service, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

December 17, 2010